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                                                              QUALCOMM CONTACT
                                                            Richard F. Grannis
                                                            Investor Relations
                                                                (619) 658-4817

            QUALCOMM TO ISSUE TRUST CONVERTIBLE PREFERRED SECURITIES

SAN DIEGO -- February 10, 1997 -- QUALCOMM Incorporated (NASDAQ: QCOM) today announced that it plans to raise approximately $450,000,000 in gross proceeds (less applicable fees and expenses), through the issuance and sale in a private placement of Trust Convertible Preferred Securities.

The proceeds from the private placement will be used by QUALCOMM for working and fixed capital requirements related to the expansion of its operations, financing of customers of its CDMA infrastructure equipment and investments in joint ventures or other companies and assets that will support growth of its businesses.

The Securities will represent an undivided beneficial interest in QUALCOMM Financial Trust I, a Delaware business trust formed by QUALCOMM. The Securities will be convertible into shares of Common Stock of QUALCOMM at any time at the option of the holder beginning 60 days following the closing of the offering, subject to certain terms and conditions. QUALCOMM may issue additional Trust Convertible Preferred Securities solely to cover over-allotments, if any, which would result in additional gross proceeds of approximately $90,000,000 (less applicable fees and expenses).



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QUALCOMM To Issue Trust Convertible Preferred Securities            Page 2 of 2



The securities offered by the Company in the private placement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended.



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